Exhibit 23.3

Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated February 28, 2023, with respect to the consolidated financial statements of Virgin Galactic Holdings, Inc., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
Los Angeles, California
February 26, 2025